MORTGAGEIT HOLDINGS, INC. ANNOUNCES ISSUANCE OF $25 MILLION OF TRUST PREFERRED
SECURITIES

NEW YORK, May 26, 2005 /PRNewswire-FirstCall via COMTEX/ -- MortgageIT Holdings,
Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust (REIT), today announced that it has issued and sold through a trust subsidiary in a private placement, $25 million of trust preferred securities ("TPS"), to a collateralized debt obligation pool vehicle, under Rule
144A of the Securities Act of 1933, as amended, in a transaction not otherwise registered thereunder. The floating rate TPS bear a variable interest rate of
375 basis points above 3-month LIBOR, paid quarterly, and will mature in 2035.
They are redeemable at par after five years.

Proceeds from the TPS sale will be used to support the continued expansion of
MortgageIT, Inc., the Company's national mortgage origination platform, which is operated as a taxable REIT subsidiary of the company.

The TPS have not been and will not be registered under the Securities Act of
1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of
1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the TPS.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The
Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage lending subsidiary. MortgageIT, Inc. is a full-service residential mortgage lending company that is licensed to originate loans throughout the
United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SOURCE MortgageIT Holdings, Inc.

Investors, Sean McGrath,
+1-646-346-8700, or